EXHIBIT 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

September 7, 2004

EPIX Medical Announces Name Change to EPIX Pharmaceuticals

Cambridge, MA, September 7, 2004- EPIX Medical, Inc. (NASDAQ:  EPIX) today announced that it has changed its corporate name to EPIX Pharmaceuticals, Inc. to better reflect its focus on developing pharmaceutical products.  EPIX continues to trade on the NASDAQ National Market under the ticker symbol “EPIX”.  This name change was approved by the stockholders of EPIX at the Company's Annual Meeting of Stockholders in May 2004.

Michael D. Webb, Chief Executive Officer of EPIX, commented, “As our lead product candidate, MS-325, approaches commercialization, and our second product candidate, EP-2104R, is in Phase I clinical trials, we believe this to be an opportune time to clearly identify that EPIX is a pharmaceutical research and development company.  In the health care industry, companies having the term “medical” in their names are quite often in the device, hardware or software business. Those unfamiliar with our drug development expertise frequently believe us to be a Magnetic Resonance Imaging (MRI) device, service, or software company rather than a pharmaceutical company.”  Webb continued, “We are extremely pleased to be at this inflection point in EPIX’s development.”

The new corporate logo and updated company information can be viewed at: www.epixpharma.com.

About EPIX

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging pharmaceuticals targeted at the molecular level, enabling physicians to use MRI to obtain detailed information about specific disease processes.   The Company’s lead product, MS-325, is the first imaging pharmaceutical specifically designed for Magnetic Resonance Angiography.  A New Drug Application (NDA) for MS-325 was accepted for filing by the FDA in February 2004.  Schering AG, Germany (NYSE: SHR, FSE: SCH), the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the new EPIX website at www.epixpharma.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.